Exhibit 99.1

Traws Pharma Reports Full Year 2024 Results and Business Highlights

Tivoxavir marboxil’s potential as a single dose therapeutic agent for bird flu supported by significant antiviral activity in three well accepted animal models and positive Phase 1 data

Ongoing FDA interaction to align on path forward for tivoxavir marboxil, including potential for accelerated approval utilizing the “Animal Rule”

Cash Runway to support planned operations into Q1 2026

Investor Update call today, March 31, 2025 at 10:00 AM ET

NEWTOWN, PA, March 31, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today reported financial results for the year ended December 31, 2024 and provided recent business highlights, with updates to the Company’s investigational programs including lead product candidate, tivoxavir marboxil (TXM) in development for bird flu, and ratutrelvir in development for COVID.

“I believe Traws made outstanding progress over the last year. We re-defined our focus – to treat critical threats to human health from respiratory diseases -- with bird flu as our top priority. Ongoing reports of farm infections and mutated viruses continue to raise the concern that bird flu could present a pandemic risk. We declared tivoxavir marboxil (TXM) as our lead program, and presented preclinical data demonstrating TXM’s potent resistance profile, robust antiviral activity in three validated flu models, plus positive pharmacokinetic results from a Phase 1 study in healthy volunteers. These data supported submission of our pre-IND meeting request to discuss a potential accelerated path to approval under the Animal Rule. In addition, our successful financing, completed in December, provided Traws with $20 million in gross proceeds and complemented our investor base with the addition of new top tier institutional health care investors,” said Werner Cautreels, PhD, Chief Executive Officer for Traws Pharma.

“During our upcoming investor call, planned for today, we look forward to providing an overview of the public health risk and treatment landscape for H5N1 bird flu, and reviewing the preclinical and clinical data, and regulatory strategy for tivoxavir marboxil. In addition, we plan to review the ongoing need for improved COVID therapy to reduce the frequency of clinical rebound and the concomitant risk for long COVID, the opportunity for ratutrelvir, and next steps for both programs,” concluded Dr. Cautreels.

Register for the Investor Event here.

Upcoming Milestones and Recent Highlights:

Upcoming Milestones:

•	Bird flu: Provide an update on FDA discussions regarding the Animal Rule: Q2 2025
•	Bird flu: Finalize formulation and CMC scale up
•	Bird flu: Finalize the development plan and move forward on the path to approval
•	COVID: Submit a pre-IND meeting request to engage with the FDA to understand long COVID endpoints: Q2 2025

Recent Product Development & Corporate Highlights:

Bird Flu

Traws Pharma Antiviral Bird Flu Program, Tivoxavir Marboxil, Shows Positive Data in Non-human Primates – (March 24, 2025) Traws Pharma, Inc. today announced positive topline results from a study evaluating the use of tivoxavir marboxil (TXM) as a treatment for non-human primates challenged with a non-lethal dose of H5N1 bird flu.

Traws Pharma’s Bird Flu Drug Candidate, Tivoxavir Marboxil, Presented at ICAR – (March 21, 2025) Traws Pharma, Inc. today announced that positive data supporting the potential for tivoxavir marboxil (TXM) as a bird flu treatment was presented yesterday in a poster at the International Society for Antiviral Research (ICAR 2025), being held in Las Vegas, Nevada.

Traws Pharma Reports Positive Results from An Accepted Bird Flu Model for Anti-Viral Candidate, Tivoxavir Marboxil – (March 03, 2025) Traws Pharma, Inc. today announced positive topline results from ferrets infected with H5N1 bird flu, an accepted animal model for human influenza, when treated with tivoxavir marboxil as a single dose.

Traws Pharma Announces Completion of Phase I Studies with Tivoxavir Marboxil, a Single Dose Oral Investigational Drug for the Treatment and Prevention of H5N1 Bird Flu – (January 23, 2025) Traws Pharma, Inc. today announced completion of Phase I clinical studies of its investigational one-dose influenza (flu) therapy, tivoxavir marboxil (tivoxavir), for the treatment or prevention of H5N1 bird flu.

COVID

Traws Pharma’s COVID-19 Candidate, Ratutrelvir, Presented at ICAR – (March 25, 2025) Traws Pharma, Inc. today announced that positive data supporting the potential for ratutrelvir, a main protease inhibitor, as a treatment for COVID-19, were presented at the International Conference for Antiviral Research (ICAR 2025).

Corporate

Traws Pharma Announces Management Updates – (March 28, 2025) Traws Pharma, Inc. today announced the retirement of Werner Cautreels, PhD, Chief Executive Officer (CEO), effective on or about the close of business on March 31, 2025. Iain D. Dukes, D Phil, will assume the role of Interim CEO. In addition to his new responsibilities, Dr. Dukes will continue to serve as Traws’ Chairman.

Financial Results:

Cash, cash equivalents and short-term investments: As of December 31, 2024, the Company had cash, cash equivalents, and short-term investments of approximately $21.3 million, compared to cash, cash equivalents, and short-term investments of approximately $20.8 million at December 31, 2023. The cash balance reflects $20 million in gross proceeds from the December 31, 2024 financing. The Company believes its cash and cash equivalents will be sufficient to support ongoing operations into Q1 2026.

Research and development (R&D) expense for the 12 months ended December 31, 2024, totaled $12.8 million, compared to $11.4 million for the comparable period in 2023. This increase of $1.4 million primarily relates to the conduct of clinical and preclinical trials for the Company’s antiviral agents, and increased personnel related expenses due to restructuring activities. These increases were partially offset by a decrease in costs related to the oncology program.

General and administrative (G&A) expense for the 12 months ended December 31, 2024, totaled $12.3 million, compared to $9.1 million for the comparable period in 2023. This increase of $3.2 million was primarily attributable to an increase in consulting fees in connection with seeking strategic alternatives which was partially offset by a decrease in public company costs.

Net loss: The net loss for the 12 months ended December 31, 2024 was $166.5 million, driven by the acquired in-process research and development expense of $117.5 million and the warrant expense of $24.4 million associated with the December 2024 financing. As a result, the net loss per basic and diluted common share for 2024 was $35.21. This compares to a net loss of $18.9 million, or a net loss of $22.57 per basic and diluted common share, for the year ended December 31, 2023.

Shares Outstanding: Traws had 5,073,790 shares of common stock outstanding as of March 26, 2025. The shares outstanding reflect the issuance of 3.9 million shares related to the December 31, 2024 financing.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has demonstrated potent in vitro activity against a range of influenza strains in preclinical studies, including the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders1,2, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of tivoxavir marboxil as a treatment for bird flu.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for COVID-19, to be used without ritonavir. It has demonstrated in vitro activity against a range of COVID-19 strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions3, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for long COVID.4 Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity5,6.

Source information:

1.	Per link
2.	TRAW data on file
3.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646
4.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539
5.	Pfizer.com 10K report 2024, Feb 27, 2025
6.	Merck & Co 10K, Feb 25 2025

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. We are advancing novel investigational antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health. Our product candidates are intended to be safe, with simple dosing regimens. We strive to utilize accelerated clinical trial strategies with a commitment to patients who are especially vulnerable.

The Company’s two antiviral programs are investigational oral small molecules targeting bird flu and seasonal influenza, and COVID-19. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, collaborations, market conditions, regulatory requirements and pathways for approval, the extent of the spread and threat of the bird flu, the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for long COVID, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com

Traws Pharma, Inc.

Consolidated Balance Sheets

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$21,338,000	$20,821,000
Tax incentive and other receivables	1,765,000	18,000
Prepaid expenses and other assets	1,848,000	1,821,000
Total current assets	24,951,000	22,660,000
Property and equipment, net	10,000	22,000
Other assets	1,000	1,000
Total assets	$24,962,000	$22,683,000
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$8,186,000	$5,619,000
Accrued expenses and other liabilities	3,121,000	3,375,000
Deferred revenue	226,000	226,000
Total current liabilities	11,533,000	9,220,000
Deferred revenue, non-current	2,565,000	2,791,000
Warrant liabilities	42,494,000	—
Total liabilities	56,592,000	12,011,000

Stockholders’ (deficit) equity:
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued and 7,398 shares outstanding at December 31, 2024 and no shares issued and outstanding at December 31, 2023	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 3,650,731 and 840,251 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	36,000	9,000
Additional paid in capital	617,530,000	493,317,000
Accumulated deficit	(649,154,000)	(482,631,000)
Accumulated other comprehensive loss	(42,000)	(23,000)
Total stockholders’ (deficit) equity	(31,630,000)	10,672,000
Total liabilities and stockholders’ (deficit) equity	$24,962,000	$22,683,000

Traws Pharma, Inc.

Consolidated Statements of Operations

	Years ended December 31,
	2024	2023
Revenue	$226,000	$226,000
Operating expenses:
Acquired in-process research and development	117,464,000	—
Research and development	12,847,000	11,430,000
General and administrative	12,289,000	9,094,000
Total operating expenses	142,600,000	20,524,000
Loss from operations	(142,374,000)	(20,298,000)
Series A warrant and pre-funded warrant expense	(24,438,000)	—
Other income, net	289,000	1,350,000
Net loss	$(166,523,000)	$(18,948,000)
Net loss attributable to common stockholders, basic and diluted	$(54,674,000)	$(22.57)
Weighted-average shares of common stock outstanding, basic and diluted	1,552,685	839,554
Net loss per share of common stock, basic and diluted	$(35.21)	$—
Net loss attributable to Series C Preferred stockholders, basic and diluted	$(111,849,000)	$—
Weighted-average shares of Series C Preferred outstanding, basic and diluted	7,941	—
Net loss per share of Series C Preferred, basic and diluted	$(14,085.00)	$—